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                                                                     Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                               ANGEION CORPORATION



                                    ARTICLE I

         The name of this corporation shall be Angeion Corporation.



                                   ARTICLE II

         The registered office of this corporation in the State of Minnesota shall be 350 Oak Grove Parkway, Saint Paul, Minnesota 55127.



                                   ARTICLE III

         3.1 This corporation shall have the authority to issue an aggregate of ten million (10,000,000) shares of Common Stock, each with $.01 par value. Such shares shall be designed as this corporation's "Common Stock."

         3.2 This corporation shall have the authority to issue an aggregate of three million (3,000,000) shares of Preferred Stock, which may be issued in one or more series as determined from time to time by the Board of Directors. Such shares shall be designated as the "Preferred Stock, Series _____." The shares of Preferred Stock of any series authorized for issuance by the Board of Directors shall be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights, qualifications, limitations or restrictions with respect to any particular series of Preferred Stock prior to issuance thereof.

         3.3 Except as otherwise required by law, the holders of Common Stock shall have the sole voting rights of this corporation.

         3.4 There shall be no cumulative voting by the holders of the Common Stock.

         3.5 The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting, except where the affirmative vote of a greater number is required by statute and where the holders of a



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class or series are entitled by statute to vote as a class or series (whether or not such holders are otherwise entitled to vote); provided, however, that the affirmative vote of the holders of two-thirds (2/3) of the voting power of the shares entitled to vote shall be required for shareholder approval of a plan of merger, exchange of securities, or transfer of assets, as described in Section 302A.601, Minnesota Revised Statutes. Notwithstanding any provisions of these Articles of Incorporation, and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of two-thirds (2/3) of the voting power of the shares entitled to vote shall be required to amend or repeal the foregoing two-thirds (2/3) supermajority vote requirement.

         3.6 The shareholders of this corporation shall have no preemptive rights to subscribe for or otherwise acquire (i) any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or (ii) any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures, or (iii) other securities convertible into or carrying options or warrants to purchase, subscribe for, or otherwise acquire any such new or additional shares of any class.



                                   ARTICLE IV

         In addition to, and not by way of limitation of, the power granted to the Board of Directors by Chapter 302A, Minnesota Revised Statutes, the Board of Directors of this corporation shall have the following powers and authority:

         4.1 To fix by resolution any designation, power, preference, right, qualification, limitation or restriction with respect to the issuance of any series of the Preferred Stock of this corporation authorized by these Articles of Incorporation.

         4.2 To issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

         4.3 To fix the terms, provisions and conditions of and to authorize the issuance, sale, pledge or exchange of bonds, debentures, notes, or other evidence of indebtedness of this corporation.

         4.4 To issue authorized securities of this corporation and rights to acquire such securities and to reserve securities of this corporation for issuance upon exercise of such rights.

         4.5 To adopt, amend or repeal all or any of the Bylaws of this corporation by the vote of a majority of its members, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

         4.6 As to any member of the Board, to give advance written consent or opposition to


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a resolution stating an action to be taken by the Board. If such member is not present at the meeting at which action is taken upon such resolution, such consent or opposition does not constitute presence for purposes of determining the existence of a quorum, but shall be counted as a vote in favor of or against the resolution and shall be entered in the minutes or other record of action taken by the Board at the meeting if the resolution acted upon by the Board at the meeting is substantially the same or has substantially the same effect as the resolution to which the member of the Board has consented or objected.

         4.7 To adopt an indemnity plan and to purchase and maintain insurance for officers, directors, employees and agents against liability asserted against them and incurred in any such capacity or arising out of their status as such, and to enter into contracts for indemnification of such persons, to the fullest extent permissible under the provisions of Chapter 302A, Minnesota Revised Statutes. Except as expressly provided in Section 302A.251, Subd. 4, Minnesota Revised Statutes, a member of the Board of Directors of this corporation shall have no personal liability to this corporation or to the shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors. Amendment or repeal of this Section 4.7 shall not adversely affect any right of indemnification or limitation of liability of any officer, director, employee or agent with respect to any liability or alleged liability arising out of any act or omission occurring prior to such amendment or repeal.

         4.8 To take any action required or permitted to be taken at a meeting of the Board by written action signed by the number of directors that would be required to take same action at a meeting of the Board at which all directors were present, including action requiring shareholder approval, provided, that any action taken in writing which requires shareholder approval shall be signed by all directors.


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